Exhibit 5.02

June 29, 2026

Southwestern Public Service Company

790 South Buchanan

Amarillo, Texas 79101

RE:	5.300% First Mortgage Bonds, Series No. 13 due 2036

5.875% First Mortgage Bonds, Series No. 14 due 2056

Ladies and Gentlemen:

We have acted as local counsel for Southwestern Public Service Company, a New Mexico corporation (the “Company”), in connection with (i) the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) of the Company filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) the Prospectus Supplement dated June 24, 2026, and the Prospectus dated April 18, 2024, relating to the offer and sale by the Company under the Registration Statement of (i) $650,000,000 aggregate principal amount of the Company’s 5.300% First Mortgage Bonds, Series No. 13 due 2036 (the “2036 Mortgage Bonds”), and (ii) $550,000,000 in aggregate principal amount of the Company’s 5.875% First Mortgage Bonds, Series No. 14 due 2056 (the “2056 Mortgage Bonds” and together with the 2036 Mortgage Bonds, the “Mortgage Bonds”). The Mortgage Bonds are to be issued under the Indenture (as defined below). The Base Indenture, dated as of August 1, 2011 entered into between the Company and U.S. Bank Trust Company, National Association, as trustee (as successor to U.S. Bank National Association, the “Trustee”), as supplemented by Supplemental Indenture No. 1 dated as of August 1, 2011, Supplemental Indenture No. 2 dated as of June 1, 2014, Supplemental Indenture No. 3 dated as of June 1, 2014, Supplemental Indenture No. 4 dated as of August 1, 2016, Supplemental Indenture No. 5 dated as of August 1, 2017, Supplemental Indenture No. 6 dated as of October 1, 2018, Supplemental Indenture No. 7 dated as of June 1, 2019, Supplemental Indenture No. 8 dated as of May 1, 2020, Supplemental Indenture No. 9 dated as of May 1, 2022, Supplemental Indenture No. 10 dated as of August 21, 2023, Supplemental Indenture No. 11 dated as of May 15, 2024, and Supplemental Indenture No. 12 dated as of April 15, 2025 is hereinafter referred to collectively as the “Existing Indenture”. The Existing Indenture is being further supplemented by that certain Supplemental Indenture No. 13 dated as of June 15, 2026 (the “Supplemental Indenture No. 13”) (the Supplemental Indenture No. 13 and the Existing Indenture are referred to herein collectively as the “Indenture”). The Mortgage Bonds are to be sold pursuant to the Underwriting Agreement dated June 24, 2026, by and among the Company, and BMO Capital Markets Corp., BofA Securities, Inc., Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, and Wells Fargo Securities, LLC, as representatives to the Underwriters named therein (the “Underwriting Agreement”).

We have examined the Registration Statement and have reviewed and relied upon such other documents, records, certifications and instruments as we have deemed necessary or appropriate for the purposes of this opinion.

June 29, 2026

Based on the foregoing, in so far as New Mexico law is concerned, we are of the opinion that:

1. The Company is validly existing and in good standing under the laws of the State of New Mexico;

2. The Company has the corporate power and authority to execute and deliver the Supplemental Indenture No. 13 and the Mortgage Bonds, to perform its obligations thereunder and to consummate the transactions contemplated thereby;

3. The execution and delivery by the Company of the Supplemental Indenture No. 13 and the Mortgage Bonds, the performance by the Company of its obligations thereunder and the consummation by the Company of the transactions contemplated thereby do not violate the Company’s articles of incorporation or bylaws;

4. The Supplemental Indenture No. 13, to the extent New Mexico law is applicable thereto, is a valid and binding obligation of the Company with respect to the issuance of the Mortgage Bonds under the Registration Statement; and

5. Upon the due authentication by the Trustee of the Mortgage Bonds pursuant to the Indenture, the Mortgage Bonds, to the extent New Mexico law is applicable thereto, will be valid and binding obligations of the Company;

except, that, to the extent they relate to the validity, binding effect or enforceability of provisions of the Indenture or the Mortgage Bonds, each of the foregoing opinions is limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer, fraudulent conveyance, voidable preference, receivership and other laws of general application affecting creditors’ rights and laws affecting the rights of mortgagees and other secured parties generally and state laws which affect the enforcement of certain remedial provisions, and (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith, fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, whether considered in a proceeding in equity or at law. We express no opinion as to the enforceability or effect in the Indenture or the Mortgage Bonds of (x) any provision that authorizes one party to act as attorney-in-fact for another party; (y) any provision waiving legal or equitable defenses or other procedural, judicial or substantive rights; or (z) any provision that unreasonably restricts the ability of the Company to transfer any property.

The foregoing opinions assume that (a) the Trustee has satisfied those legal requirements that are applicable to it to the extent necessary to make the Indenture enforceable against it, including but not limited to the effective prior filing, perfection, and continuation of the Existing Indenture, without any release thereof, (b) the Trustee and the holders of the Mortgage Bonds issued under the Indenture have complied with all legal requirements pertaining to their status as such status relates to their rights to enforce the Indenture and the Mortgage Bonds against the Company, (c) except for the law of New Mexico, as to which an opinion is given as provided above, the terms of the Mortgage Bonds do not violate and are not void or voidable under, any

June 29, 2026

applicable law (including without limitation as a matter of public policy), (d) the Company has obtained all governmental and third party authorizations, consents and approvals and has made all filings and registrations required to enable it to execute, deliver and perform its obligations under, and consummate the transactions contemplated by, the Indenture and the Mortgage Bonds, including without limitation an order of the New Mexico Public Regulatory Commission authorizing and approving the issuance and sale of the Mortgage Bonds, and such execution, delivery, performance and consummation does not, and at all relevant times will not, violate or conflict with any law, rule, regulation, order, decree, judgment, instrument or agreement binding upon the Company or its properties, and (e) the Mortgage Bonds will be issued upon receipt by the Company of the consideration therefor specified in the Underwriting Agreement.

We have further assumed that each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, all signatures on each such document are genuine, and each document has not been amended, modified or supplemented by any other agreement or understanding, written or oral.

The opinions herein expressed are limited to the specific issues addressed and to documents and laws existing on the date hereof. By rendering our opinion, we do not undertake to advise you with respect to any other matter or of any change in such documents and laws or in the interpretation thereof which may occur after the date hereof.

Our opinions set forth herein are limited to the laws of the State of New Mexico of general application. We have assumed that the choice of law to govern the Indenture and the Mortgage Bonds will be upheld.

This opinion may be relied upon by the firms of Graves, Dougherty, Hearon & Moody, P.C. and Faegre Drinker Biddle & Reath LLP for the purposes of rendering their opinions that are exhibits to the Company’s Current Report on Form 8-K referred to below.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Commission and thereby incorporated by reference into the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Respectfully submitted,

/s/ Snell & Wilmer L.L.P.

SNELL & WILMER L.L.P.